Exhibit 10.27

MEMBERSHIP INTEREST TRANSFER AGREEMENT

This Membership Interest Transfer Agreement (the “Agreement”) is entered into on June 23, 2026 (the “Effective Date”) by and among INVO Centers, LLC, a Delaware limited liability company (“Purchaser”), Karen Hammond (“Hammond”), Lisa Ray (“Ray”) and Nicholas Cataldo (“Cataldo”). Hammond, Ray and Cataldo are each referred to herein individually as “Seller” and collectively as “Sellers”. Hammond and Cataldo are a legally married couple.

Whereas, Sellers own 100% of the membership interests (the “Membership Interests”) in HRCFG, LLC, an Alabama limited liability company (the “Company”) which operates and manages a fertility practice in Birmingham, Alabama under the name of Innovative Fertility Specialists (the “Business”).

Whereas Sellers would like to sell, transfer and assign all their Membership Interests to Purchaser under the terms of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged by Sellers, the parties agree as follows:

1. Transfer of Membership Interests. As of the Effective Date, each Seller hereby irrevocably sells, transfers and assigns all rights, title and interest in their respective Membership Interests to Purchaser for the purchase price of One Dollar ($1.00) the receipt of which is hereby acknowledged by each Seller. Each Seller shall transfer to Purchaser good title to such Membership Interests free and clear of all Encumbrances.

As additional consideration for the purchase, the Company shall pay each of the Sellers the amounts reflected in in Schedule 3(c) hereto (the “Additional Consideration”). The Additional Consideration shall be paid after the Hammond Loan (as defined in Schedule 3(c)) has been fully paid. Upon the death of a Seller, any Additional Consideration due to such Seller, shall be payable to their estate or heirs.

2. Transfer of Business Assets, Intellectual Property, and Other Rights.

(a) To the extent any Seller holds or owns any assets, rights, or property of any kind that are primarily used in or necessary for the operation and management of the Business, including without limitation any intellectual property rights (collectively, the “Business Properties”), as of the Effective Date, such Seller hereby sells, transfers, grants, conveys, assigns, and relinquishes exclusively to the Company all of such Seller’s right, title, and interest in and to the Business Properties. The Business Properties shall include, without limitation: (i) all tangible personal property, equipment, furniture, fixtures, and supplies; (ii) all contracts, leases, licenses, permits, authorizations, and approvals issued by any governmental or regulatory authority necessary to operate the Business; (iii) all accounts receivable, patient records, and business records; (iv) all trade secrets, trademarks, service marks, trade names, logos, website content, website photos and videos, brochures, graphics, domain names, social media accounts, licenses, copyrights, technology licenses, know-how, and confidential information; and (v) all other assets, rights, and interests of any kind used in or necessary for the operation of the Business. For the avoidance of doubt, Business Properties shall not include (x) personal items of the Sellers located at the Business, but not used in the Business, such as personal artwork, photos, and stethoscopes, (y) any non-transferable licenses or permits, and/or (z) that certain Facebook account at facebook.com/DrKarenHammond (the “Facebook Account”).

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(b) Each Seller, or their heirs or assigns upon their death, shall execute and deliver, from time to time after the Effective Date upon the request of the Company and/or Purchaser, such further conveyance instruments, and take such further actions, as may be necessary or desirable to evidence more fully the transfer of ownership of all the Business Properties, to the fullest extent possible. Each Seller therefore agrees to execute, acknowledge, and deliver any affidavits or documents of assignment and conveyance regarding the Business Properties and perform any other acts deemed necessary to carry out the intent of this Section 2.

(c) In the event the Company is unable for any reason, after reasonable effort and a five (5) day prior written notice, to secure a Seller’s execution of any document needed solely in connection with the actions specified in Section 2 herein, such Seller hereby irrevocably designates and appoints the Company and the Company’s duly authorized officers and agents as such Seller’s agent and attorney-in-fact, which appointment is coupled with an interest, to act for and on such Seller’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of Section 2 with the same legal force and effect as if executed by Seller.

3. Representations and Warranties of Sellers. Each Seller jointly and severally warrants and represents to Purchaser that the following representations and warranties are true, accurate and not misleading as of the Effective Date:

(a) No Encumbrances. Each Seller is the record and beneficial owner of their respective Membership Interests, in each case, free and clear of any charge, claim, community property interest, condition, equitable interest, lien, mortgage, option, pledge, security interest, right of first refusal, or restriction of any kind (“Encumbrances”).

(b) Authority. Sellers have the requisite power and authority to enter into and to perform their obligations under this Agreement as contemplated herein.

(c) Seller Obligations. The Company has no financial obligations of any kind to Sellers and Sellers are not entitled to the payment of any bonuses, other forms of compensation or reimbursements of any kind, other than those described in Schedule 3(c) attached hereto, which shall be repaid as described in Scheduled 3(c).

(d) Duly Organized. The Company is a limited liability company duly organized, existing and in good standing under the laws of the State of Alabama and has been filing its taxes as an S-corporation.

(e) Capitalization. Sellers own 100% of the Company. Other than the Membership Interests held by Sellers, there are no other Company equity interests outstanding, including options or warrants or other rights to acquire an equity interest in the Company. Neither the Company nor Sellers is a party to any buy-sell or similar agreement, redemption or similar agreement, proxy, voting trust or arrangement affecting their Membership Interests.

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(f) No Litigation. To the Knowledge (as defined below) of the Sellers, there is no litigation, proceedings or other claims pending against the Company or Sellers. There are no outstanding or unsatisfied judgments, orders, decrees or stipulations to which the Company or Sellers are a part.

(g) No Contravention. To the Knowledge of the Sellers neither the execution and delivery of this Agreement nor the consummation or performance of any transaction contemplated hereunder will directly or indirectly: (i) contravene, conflict with, or violate any Company organizational documents, or (ii) breach, or give any person the right to declare a default or exercise any remedy to accelerate the maturity or performance of, or payment under, or to cancel, terminate, or modify, any contract or agreement to which the Company is a party.

(h) Financial Statements. Sellers have provided Purchaser with the Company’s most recent unaudited balance sheet, together with the related statement of income and cash flows for the period then ended (collectively, the “Financial Statements”). The Financial Statements are consistent with the books and records of the Company and present fairly the financial condition and results of operations of the Company, and the Company does not have any liabilities, obligations or commitments of any nature (whether known or unknown, absolute, accrued, contingent, liquidated or otherwise), except: (i) liabilities, obligations or commitments which are appropriately reflected in the Financial Statements, or (ii) liabilities, obligations or commitments which have been incurred in the ordinary course of business since the Financial Statements.

(i) Authorization of Governmental Authorities. To the Knowledge of the Sellers no authorization, consent or approval by, or filing with, any governmental authority is required for, or in connection with, the valid and lawful authorization, execution, delivery and performance by Sellers of this Agreement or the consummation of the transactions contemplated by the Company and Sellers hereunder.

(j) Employee Claims and Benefit Plans. There are no claims or charges by any employees or former employees of the Company pending or threatened alleging discrimination, harassment or wrongful termination. The Company does not maintain any employee benefit plan (within the meaning of Section 3(3) of ERISA) and does not maintain any other employment, fringe benefit, or other retirement, bonus, deferred or incentive compensation plan, program, arrangement or agreement sponsored, maintained or contributed to or required to be contributed to by the Company, other than those listed in Schedule 3(j) attached hereto.

(k) Insurance. All material assets, properties and risks of the Company are, and since June 14, 2021, have been, covered by valid and currently effective insurance policies or binders of insurance (including general liability insurance, malpractice insurance, property & casualty insurance, professional liability insurance, umbrella or excess liability insurance and workers’ compensation insurance) issued in favor of the Company in each case with responsible insurance companies, in such types and amounts and covering such risks as are consistent with customary practices and standards of companies engaged in businesses and operations similar to those of the Company.

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(l) No Misleading Disclosures. No representation or warranty of Sellers in this Agreement with respect to the Company knowingly fails to state any material fact necessary in order to make the representations, warranties and information of or with respect to the Company (in light of the circumstances under which such representations, warranties or information were or will be made or provided) not false or misleading.

For purposes of this Section 3, “Knowledge” in the case of Sellers means the actual knowledge of the Sellers after reasonable inquiry.

4. Indemnification. For the eighteen (18) month period following the Effective Date, Sellers, severally and not jointly, shall indemnify and hold harmless the Company and Purchaser, and their present and future shareholders, members, officers, directors, employees, agents and representatives and their respective successors and assigns (the “Purchaser Group”) from and against any and all claims, causes of action, suits, complaints, demands, liabilities, damages, losses, debts, costs and expenses (including but not limited to actual attorneys’ fees and costs reasonably incurred in defending any such actions or to recover such losses) (“Losses”) that are made against or sustained by any member of the Purchaser Group that arise, directly or indirectly, from (i) any material breach, default, or violation by Sellers of any covenant, obligation, agreement, representation or warranty set forth in this Agreement and (b) any material misrepresentation or omission of fact by Sellers in this Agreement.

Notwithstanding the foregoing:

(a) Sellers shall not be liable unless aggregate Losses exceed $10,000 (the “Basket”), and then only to the extent exceeding the Basket;

(b) No Seller shall have liability for any consequential, incidental, punitive or special damages; and

(c) Purchaser shall use commercially reasonable efforts to mitigate any Losses.

5. Post-Effective Date Covenants; Transition Assistance. Following the Effective Date, each Seller shall, and shall cause their respective affiliates, agents, and representatives to, reasonably cooperate with and assist the Purchaser in connection with the orderly transition of ownership, management, and operation of the Company from the Sellers to the Purchaser (the “Transition Period”). The Transition Period will continue from the Effective Date through the ninety (90) day anniversary of the Clinician Departure Date (as defined below). Such cooperation and assistance shall include, without limitation:

(a) Executing, acknowledging, and delivering any and all documents, instruments, consents, approvals, assignments, and other writings reasonably requested by the Purchaser to effectuate, confirm, or perfect the transfer of the Membership Interests and the Business Properties contemplated by this Agreement;

(b) Taking all further actions and executing all further documents as may be reasonably necessary or desirable to carry out the purposes and intent of this Agreement and to consummate the transactions contemplated herein;

(c) Providing reasonable assistance with the transfer or novation of any contracts, leases, licenses, permits, accounts, or other rights or obligations of the Company that require third-party consent or notice in connection with the change of ownership and management, including, but not limited to, a notice to the Food and Drug Administration;

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(d) Hammond and Cataldo hereby agree that their last date of employment by the Business will be July 17, 2026 (the “Clinician Departure Date”), and, that, no later than June 23, 2026, they will issue the patient announcement attached hereto as Exhibit A personally signed by them; for the avoidance of doubt, after the Effective Date, Hammond and Cataldo shall not do any new patient consults or provide any patient services without the mutual agreement of Purchaser; provided, however, that nothing contained in this Agreement shall be construed to restrict, impair, interfere with, or otherwise impede Cataldo’s independent professional medical judgment in accordance with applicable law, professional standards, and the best interests of the Business’ patients for whose service and consult appointments have been approved by the Purchaser;

(e) Prior to the Clinician Departure Date, Hammond and Cataldo will continue to perform their duties, in the same fashion, qualitatively and quantitatively, as performed in 2026 prior to the Effective Date and the Company will compensate them for the work they performed from the Effective Date to the Clinician Departure Date at their current salary rate and payment schedule;

(f) Cooperating reasonably with the Purchaser’s efforts to communicate with employees, patients, suppliers, and other business relations of the Company regarding the transition of ownership;

(g) Removing references to “Innovative Fertility Specialists” from the Facebook Account, including website links;

(h) Prior to the Clinician Departure Date, providing Purchaser with all keys, codes, passwords, and access credentials for the Company’s office building and suite, alarm system, and electronic systems, subject to compliance with applicable laws, including HIPAA; provided, however, that this covenant shall not include (i) the Sellers’ personal computers and phones, and (ii) access to the Sellers’ National ART Surveillance System account;

(i) As of the close of business on the Clinician Departure Date, terminating Hammond and Cataldo’s access to the Company’s electronic medical records system; and

(j) With the reasonable cooperation of the Company, the Sellers will work with Warren Averett to prepare a final short-year, S-corporation tax return for 2026 through the Effective Date, a copy of which will be provided to the Sellers.

For a period of twelve (12) months following the Transition Period (the “Support Period”), unless earlier terminated by mutual written agreement of the parties, or by an individual Seller’s death or medical disability, the Sellers shall make themselves available for continued, consultative support of the Company and Business with respect to the obligations listed in this Section 5. The Purchaser shall reimburse the Sellers for any reasonable out-of-pocket expenses incurred by the Sellers in providing their assistance under this Section 5, provided that such expenses are approved in advance and in writing by the Purchaser. Nothing in this Section 5 shall require any Seller to incur any material financial obligation, commence or participate in any litigation, or take any action that would be unlawful or in violation of any applicable law or regulation. With respect to Hammond and Cataldo, should the Company require additional assistance and support during the Support Period, the Company shall pay such Sellers $250 for each hour spent providing such assistance and support. Sellers shall not be asked to devote more than a reasonable amount of time to these efforts, solely during legal work days, and, in any event, not to exceed ten (10) hours per week.

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6. Modifications and Waivers. No provision of this Agreement may be modified or waived except by an instrument in writing signed by all parties hereto. No delay in exercising any rights hereunder shall imply or otherwise operate as a waiver of any rights of the holder of this Agreement.

7. Governing Law; Arbitration. This Agreement shall be governed by and construed under the laws of the State of Alabama as applied to agreements among Alabama residents entered into and to be performed entirely within Alabama. Except as otherwise provided in this Agreement, any controversy or dispute arising out of this Agreement, including the interpretation of any of the provisions hereof, shall be submitted to arbitration in Alabama before the American Arbitration Association (“AAA”) under the commercial arbitration rules then obtained from the AAA. Any award or decision obtained from any such arbitration proceeding shall be final and binding on the parties, and judgment upon any award thus obtained may be entered in any court having jurisdiction thereof. No action at law or in equity based upon any claim arising out of or related to this Agreement shall be instituted in any court by any party except (i) an action to compel arbitration pursuant to this Section 7; or (ii) an action to enforce an award obtained in an arbitration proceeding in accordance with this Section 7. The parties shall split the arbitration administrative fees and the arbitrator’s fees equally. Each party shall bear its own legal fees, attorneys’ fees, and other costs incurred in connection with any dispute, arbitration, or proceeding arising out of this Agreement, regardless of which party prevails.

8. Non-Disparagement. Purchaser agrees that it will not disparage any Seller or their services or representatives in any written or oral statement. Each Seller agrees that they will not disparage the other Sellers, Purchaser and/or their products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns in any written or oral statement.

9. Release of Claims. Each Seller, on behalf of themselves, and their respective heirs and assigns, hereby fully and forever releases the Company, its managers, officers, employees, investors, members, administrators, predecessor and successor corporations, and assigns, of and from any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that any of them may possess including, without limitation, any and all claims relating to or arising from their Membership Interests; their employment relationship with the Company; all claims relating to distributions, reimbursements, member loans, compensation or any and all other amounts payable to Sellers from the Company; the execution of the Company’s operating agreement; and any and all claims for attorneys’ fees and costs. Each Seller agrees that the release set forth in this Section 8 shall be and remain in effect in all respects as a complete general release as to the matters released. Notwithstanding any other provision contained herein to the contrary, this provision shall not be construed as a release of any claims related to a breach of this Agreement.

[Signatures on next page]

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IN WITNESS WHEREOF, the parties hereto have executed this Membership Interest Transfer Agreement as of the Effective Date.

PURCHASER:

INVO Centers, LLC
A Delaware limited liability company

/s/ Steve Shum
By: Steve Shum, President

SELLERS:

/s/ Karen R. Hammond
Karen R. Hammond

/s/ Lisa J. Ray
Lisa J. Ray

/s/ Nicholas A. Cataldo
Nicholas A. Cataldo

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SCHEDULES

Schedule 3(c)

As of the Effective Date, the Company owes Hammond $60,000 plus 1.96% interest per annum for a loan made by Hammond on March 24, 2023 to the Company (the “Hammond Loan”). The Hammond Loan will be payable in amounts of $5,000 per month starting on the first business day of February 2027 and then again on the first business day of each of the subsequent eleven (11) months. The Company and Hammond agree that the interest on the Hammond Loan is $3,800 and that it will be paid in a single payment after the final $5,000 installment is made and no later than January 31, 2028. The payment of the Hammond Loan is expressly subject to Hammond complying with her obligations under this Agreement. Any amounts due under the Hammond Loan may be offset against any of Hammond’s indemnification obligations set forth in this Agreement.

Subject to each Sellers complying with their respective obligations under this Agreement, the Company agrees to pay to each Seller up to the amounts set forth below as Additional Consideration for the purchase of their Membership Interests. In addition, notwithstanding anything to the contrary contained in this Agreement, each Seller’s Additional Consideration may be offset against any Seller’s indemnification obligations under this Agreement.

	SCHEDULED	DEFERRED	TOTAL
Hammond	$18,000	$90,000	$108,000
Ray	$10,000	$20,000	$30,000
Cataldo	$20,000	$17,000	$37,000

Total	$48,000	$127,000	$175,000

The “scheduled” portion of the Additional Consideration shall be payable to the Sellers, pro rata, in equal monthly amounts over a nine (9) month period starting in October 2026.

The Company shall use 20% of its annual Free Cash Flow (as defined below) to pay the “deferred” portion of the Additional Consideration. The Company shall first pay Hammond $46,000 from the 20% of its annual Free Cash Flow and then pay the remaining amounts to the Sellers on a pro rata basis (including the other $37,000 due to Hammond).

“Free Cash Flow” means (a) the net income of the Company, plus (b) depreciation and amortization (to the extent deducted from net income), plus/minus (c) changes in working capital, minus (d) capital expenditures, minus (e) third party mandatory debt payments, as reported in the consolidated financial statements (n.b.: debt payments to INVO and its affilitates shall be excluded from this calculation).

Ten (10) business days after INVO Fertility, Inc. (formerly known as INVO Bioscience, Inc.; “INVO”) files its Annual Report on Form 10-K with the Securities and Exchange Commission, the Company shall submit a copy of the Company’s financial statements and the Free Cash Flow calculation to the Sellers along with any payment due on the Additional Consideration. The Hammond Loan and Additional Consideration represent the only amounts payable by the Company to the Sellers, with any other amounts being fully released by the Sellers under Section 9 of this Agreement. Should the Company cease operations for any reason, any residual amount of the Hammond Loan and Additional Consideration due is hereby released by the Sellers; provided, however, that a transfer of the Company’s operations to an affiliate of the Purchaser shall not be considered a cease of operations. Should the Company be purchased in an arms-length transaction by an independent third party that is unaffiliated to the Purchaser, twenty percent (20%) of any such proceeds, after repayment of all Company liabilities, including that certain promissory note payable issued by the Company to INVO, shall be used to repay any residual amount of the Hammond Loan and Additional Consideration.

Schedule 3(j)

The Company maintains:

(a) an employee safe harbor 401(k) benefit plan (within the meaning of Section 3(3) of ERISA) that is administered by ADP;

(b) a fringe benefit program that includes health, vision, and dental insurance

(c) membership in BCBSAL’s health insurance plan, “Gold Plan for Business,” that is paid by the Company (employees can upgrade to BCBSAL’s Platinum plan at their expense); and

(d) provides PTO (vacation and sick time), as well as paid holidays.

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